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                             VALUE LINE SMALL-CAP GROWTH
                                      FUND, INC.
                  SCHEDULE FOR COMPUTATION OF PERFORMANCE QUOTATION
                                      EXHIBIT 16


Year(s) Ended 03/31/98:                    1 year         4.77 years*
                                          -----------     -----------

Initial Investment:                            1,000           1,000
Balance at End of Period:                      1,275           1,964
Change:                                          275             964

Percentage Change:                             27.50%          96.40%

Average Annual Total Return:                   27.50%          15.20%


*from 06/23/93 (commencement of operations)